Exhibit 99.1

NEWS RELEASE

	CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
Dennard • Lascar Associates
FOR IMMEDIATE RELEASE		(713) 529-6600

TGC Industries Reports Second Quarter 2014 Results

PLANO, TEXAS — JULY 28, 2014 — TGC Industries, Inc. (NASDAQ: TGE) (“TGC”) today announced financial results for its second quarter ended June 30, 2014.  Revenues in the second quarter of 2014 were $18.2 million compared to $31.5 million for the second quarter of 2013.  TGC reported a net loss of $4.0 million, or ($0.18) per share, for both the second quarter of 2014 and the second quarter of 2013.  On revenues of $67.0 million and net income of $248,000, or $0.01 per diluted share, TGC generated $10.7 million in EBITDA for the first six months of 2014.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “After a solid first quarter in Canada, our second quarter results were negatively impacted by the regular seasonal decline associated with the winding down of the Canadian winter season and the spring breakup, as well as by the start-up costs for our fifth U.S. crew, which did not go into operation until July.

“While our Canadian crews were shut down by late-April as a result of the spring breakup, we added one crew in Canada at the beginning of June for summer work.  In the United States, we operated four crews during the second quarter of 2014.  A year ago, we began the second quarter with eight U.S. crews and ended the quarter with three.

“Land seismic activity in the lower 48 states has remained challenging this year, with soft demand for seismic services and competitive pricing.  Oil and gas companies appear to be emphasizing drilling activities in the domestic shale plays, and thus there is limited capital being directed toward exploration and seismic work.

“However, we are currently seeing indications of a pickup in activity for the second half of this year.  Indications are that demand for seismic services in the U.S. is improving, particularly for projects requiring wireless equipment.  We are currently considering the purchase of an additional wireless system to complement our existing fleet.  Inquiries and bidding activity are improving, and we currently have a number of bids outstanding.  Our backlog at the end of the second quarter was approximately $38 million, comprised mostly of U.S work.  We ended the second quarter of 2014 with over $30 million in cash and continue to maintain a strong balance sheet and low cost structure.”

SECOND QUARTER 2014 RESULTS

Second quarter 2014 revenues were $18.2 million compared to $31.5 million in the second quarter of 2013.  TGC operated four seismic crews in the U.S. for the 2014 second quarter.  In the second quarter of 2013, TGC began the quarter with eight crews operating in the U.S. and ended the quarter with three U.S. crews as demand for services decreased. TGC had essentially no crews operating in Canada for most of the 2014 second quarter as all Canadian crews had been shut down by late-April, following the end of the winter season.  However, in the latter part of the second quarter, the Company placed one crew back into the field in Canada for summer work.

Gross profit margin in the 2014 second quarter was 3.2% compared to 10.2% for the second quarter of 2013.  As a percentage of revenues, cost of services was 96.8% compared to 89.8% in the second quarter a year ago.  Selling, general and administrative expenses (“SG&A”) were $2.2 million compared to $2.5 million in the second quarter of 2013.  SG&A as a percentage of revenues was 11.8% compared to 7.8% a year ago.  Depreciation and amortization expense in the second quarter was $4.9 million compared to $6.4 million a year ago, which as a percentage of revenue was 26.6% and 20.2%, respectively.  Second quarter 2014 EBITDA* (earnings before net interest expense, taxes, depreciation, and amortization) was negative $1.6 million compared to $0.7 million in the second quarter of 2013.

* A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

FIRST HALF 2014 RESULTS

Revenues for the first half of 2014 were $67.0 million compared to $94.7 million in the first half of 2013.  Gross margin was 23.1% in the first half of 2014 compared to 24.5% in the first half of 2013.  Cost of services in the first half of 2014 was $51.6 million compared to $71.5 million in the same period of 2013.

SG&A expenses in the first half of 2014 were the same as a year ago at $4.8 million.  As a percentage of revenues, SG&A expense for the first half of 2014 was 7.1% compared to 5.1% in the same period of 2013.  Depreciation and amortization expense for the first half of 2014 was $9.9 million compared to $13.1 million in the first half of 2013.  As a percentage of revenues, depreciation and amortization expense was 14.8% and 13.8% for the first half of 2014 and 2013, respectively.

Income from operations for the first half of 2014 was $764,000 compared to $5.3 million in the first half of last year.  Net income for the first half of 2014 was $248,000, or $0.01 per diluted share, compared to $2.3 million, or $0.11 per diluted share, in the first half of 2013.  EBITDA* for the first half of 2014 was $10.7 million, or 16.0% of revenues of $67.0 million, compared to $18.3 million, or 19.4% of revenues of $94.7 million, in the first half of 2013.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, July 28, 2014 at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.   To participate in the conference call, dial 719-325-2281 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 11, 2014.  To access the replay, dial 719-457-0820 using a pass code of 2757001#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the press release section of the Investor Relations page of the TGC website.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. We use words such as “may,” “can,” “could,” “should,” “expect,” “anticipate,” “estimate,” “indicate,” “believe,” “target,” “continue,” “plan” and “budget” to identify forward-looking statements.  There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, economic conditions and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

TGC Industries, Inc.

Consolidated Statement of Earnings

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenue	$18,236,767	$31,487,231	$67,038,190	$94,691,644

Cost and expenses
Cost of services	17,656,710	28,286,561	51,570,608	71,519,202
Selling, general and administrative expense	2,157,893	2,453,946	4,772,558	4,834,487
Depreciation and amortization expense	4,856,051	6,367,015	9,931,433	13,053,384
	24,670,654	37,107,522	66,274,599	89,407,073

Income (loss) from operations	(6,433,887)	(5,620,291)	763,591	5,284,571

Interest expense	175,954	308,452	357,526	628,158

Income (loss) before income taxes	(6,609,841)	(5,928,743)	406,065	4,656,413

Income tax expense (benefit)	(2,577,838)	(1,924,714)	158,365	2,308,970

NET INCOME (LOSS)	$(4,032,003)	$(4,004,029)	$247,700	$2,347,443

Earnings (loss) per common share:
Basic	$(0.18)	$(0.18)	$0.01	$0.11
Diluted	$(0.18)	$(0.18)	$0.01	$0.11

Weighted average number of common shares outstanding:
Basic	21,957,167	21,831,665	21,956,620	21,777,561
Diluted	21,957,167	21,831,665	22,022,615	22,119,673

The statement of operations reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheet

	June 30,	December 31,
	2014	2013
	(unaudited)

Cash and cash equivalents	$30,511,752	$16,130,374
Receivables (net)	22,190,023	10,742,412
Prepaid expenses and other	7,178,333	8,030,556
Current assets	59,880,108	34,903,342
Other assets (net)	288,228	291,000
Property and equipment (net)	54,111,727	63,107,196
Total assets	$114,280,063	$98,301,538

Current liabilities	$37,546,053	$17,195,179
Long-term obligations	3,633,904	7,384,819
Long-term deferred tax liability	3,418,378	4,590,739
Shareholders’ equity	69,681,728	69,130,801
Total liabilities & equity	$114,280,063	$98,301,538

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net income (loss)	$(4,032,003)	$(4,004,029)	$247,700	$2,347,443
Depreciation and amortization expense	4,856,051	6,367,015	9,931,433	13,053,384
Interest expense	175,954	308,452	357,526	628,158
Income tax expense (benefit)	(2,577,838)	(1,924,714)	158,365	2,308,970

EBITDA	$(1,577,836)	$746,724	$10,695,024	$18,337,955

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